Exhibit 99.1


 Contacts:      MEDIA
           Larry Kurtz
           415-983-8418
           INVESTORS
           Janet Bley
           415-983-9357
           Or
           Beth Dalton
           770-393-6587

          MCKESSON HBOC, INC., RESTATES REVENUES AND EARNINGS FOR
                    FOURTH QUARTER AND FULL YEAR RESULTS

 SAN FRANCISCO, CALIF., APRIL 28, 1999 - McKesson HBOC, Inc. (NYSE:MCK) (McKessonHBOC) today announced that during the course of its year end financial audit process, the company has determined that software sales transactions aggregating $26.2 million in the company's fourth quarter ended March 31, 1999, and $16.0 million in the prior quarters of the fiscal year, were improperly recorded because they were subject to contingencies, and have been reversed. The audit process is ongoing and there is a possibility that additional contingent sales may be identified.
      "We are disappointed that these items were not identified sooner, but the Company recognizes the importance of promptly disclosing this information and is doing so now," said Charles W. McCall, McKessonHBOC chairman, and Mark A. Pulido, president and chief executive officer. "Both we and McKessonHBOC's Board of Directors and its Audit Committee are focusing on the processes we have in place in order to determine the steps necessary to ensure that this will not occur again."
      "We reaffirm our belief in the underlying strength and opportunities in our markets," said McCall and Pulido. "However, in light of the new information, we believe it prudent to revise our earnings per diluted share goal for fiscal year 2000 to $2.50. Underlying this target is the assumption that the Healthcare Information Technology Business software revenues will decrease from fiscal 1999."
      On April 22, 1999, McKessonHBOC reported a net loss of $60.4 million and a loss per diluted share of 22 cents for the quarter ended March 31, 1999, and net income of $237.1 million or 84 cents per diluted share for the full year. Before special charges, the company reported earnings of $177.2 million and earnings per diluted share of 62 cents for the fourth quarter, and earnings of $589.5 million and earnings per diluted share of $2.06 for the full year.
      After the reversals, McKessonHBOC had a net loss of 27 cents per diluted share for the quarter ended March 31, 1999, and earnings per diluted share of 75 cents for the full year. After the reversals and before special charges, McKessonHBOC had earnings of 56 cents per diluted share in the quarter, an increase of 30 percent, and earnings of $1.97 per diluted share for the full year, an increase of 33 percent compared to the prior year.
      After the reversals, the overall Health Care Information Technology revenue growth rate is three percent for the quarter and 18 percent for the year, compared to ten percent for the quarter and 21 percent for the year before the reversals. The growth rate for software revenue after the reversals is a decline of five percent for the quarter and a gain of 13 percent for the year, compared to increases of 21 percent for the quarter and 22 percent for the year prior to the reversals. These reversals also decreased the growth rates for each of the year's prior three quarters.
      McKesson HBOC, Inc., a Fortune 100 corporation, is the world's largest pharmaceutical supply management and healthcare information technology company. McKessonHBOC provides pharmaceutical supply management and information technologies across the entire continuum of healthcare, including market-leading businesses in pharmaceutical and medical-surgical distribution, information technology for healthcare providers, services for payors and outsourcing. More information about McKessonHBOC is available on its Word Wide Website at http://www.mckhboc.com.
      Except for historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These statements may be identified by their use of forward-looking terminology such as "believes," "expects," "may," "should," "intends," "plans," "estimates," "anticipates" and similar words. Risks and uncertainties include the speed of integration of acquired businesses, the effect of Year 2000 implementation, the impact of continued competitive pressures, success of strategic initiatives, implementation of new technologies, continued industry consolidation, changes in customer mix, changes in pharmaceutical manufacturers' pricing and distribution policy, the changing U.S. healthcare environment, conclusion of the ongoing financial audit and other factors discussed from time to time in reports filed by McKesson HBOC, Inc., with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this press release.

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